UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 1 to Form 10 Filed on February 23, 2011)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

BLUEDATA CORPORATION
(exact name of registrant as specified in its charter)

Delaware	27-4346830
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2700 Gateway Centre Blvd, Suite 600, Morrisville, NC	27560
(Address of Principal Executive	(Zip Code)
Offices)

Registrants telephone number, including area code: (919) 882-0217

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of Exchange on which
to be so registered	each class is to be registered

None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

common stock, par value $0.001 per share
(title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

EXPLANATORY NOTE

BlueData Corporation is filing this General Form for Registration of Securities on Form 10 (the “Registration Statement”) to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In this Registration Statement, unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and other like terms refer to BlueData Corporation.

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), we have elected to comply throughout this Registration Statement with the scaled disclosure requirements applicable to “smaller reporting companies.”

FORWARD LOOKING STATEMENTS

Statements included in this Registration Statement that do not relate to present or historical conditions are called “forward-looking statements.”  Such forward-looking statements involve known and unknown risks and uncertainties and other factors that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements.  Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions.  Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” “plans,” “could,” “will” and similar expressions are intended to identify forward-looking statements.  Our ability to predict projected results or the effect of events on our operating results is inherently uncertain.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, such performance or results will be achieved.  Important factors that could cause actual performance or results to differ materially from those expressed in, or implied by, forward-looking statements include, but are not limited to:  (i) industry competition, conditions, performance and consolidation, (ii) legislative and/or regulatory developments, (iii) our risks associated with the acquisition and the integration of assets or businesses we intend to acquire, (iv) the effects of adverse general economic conditions, both within the United States and globally, (v) success in retaining or recruiting officers, directors and employees, and (vi) other factors described in “Risk Factors” below.

Forward-looking statements speak only as of the date the statements are made.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.  If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

Item 1. Description of Business.

Introduction.

The Company is a corporation that was incorporated in the State of Delaware on December 20, 2010.  We are a developmental stage company and have not generated any revenues to date.  Since inception, we have not engaged in any business operations other than in connection with our organization and the preparation and filing of this Registration Statement.  We have no full-time employees and do not own or lease any property.

We were organized to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination (a “Business Combination”) with an operating or development stage business (the “Target Business”) which desires to utilize our status as a reporting company under the Exchange Act.  Our officers and directors currently serve as officers and directors of Avenir Technologies, Inc. d/b/a Visara International, a Delaware corporation (“Avenir”), and are the sole stockholders of Avenir, but have never been affiliated with a public shell company that has completed a Business Combination.

Given that we have no assets, no current operations and our proposed business contemplates entering into a Business Combination with an operating company, we are a “shell company,” which is defined in Rule 405 under the Securities Act as a company which has (i) no or nominal operations; and (ii) either (x) no or nominal assets; (y) assets consisting solely of cash and cash equivalents; or (z) assets consisting of any amount of cash and cash equivalents and nominal other assets.  As a shell company, we face risks inherent in the identification and investigation of potential Target Businesses with which to consummate a Business Combination as well as the uncertainties of finalizing a Business Combination with any Target Business we may identify.  Further, as a “development stage” or “start-up” company, we face all of the unforeseen costs, expenses, problems and difficulties related to such companies, including whether we will continue as a going concern entity for the foreseeable future.  In addition, the Company, based on proposed business activities, will be deemed to be a “blank check” company, which the Securities and Exchange Commission (the “SEC”) defines as any development stage company that is issuing a penny stock within the meaning of Section 3(a)(51) of the Exchange Act, and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.

We do not have any specific Business Combination under consideration.  However, at some time in the future, Avenir may be considered for a Business Combination.  Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable target, although we may do so after the effective date of this Registration Statement.

Effecting a Business Combination.

General

We have conducted no business operations to date and expect to conduct none in the future, other than our efforts to effectuate a Business Combination.  A Business Combination may involve the acquisition of, or merger with, a company which desires to have a class of securities registered under the Exchange Act, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself.  These include time delays, significant expenses, possible loss of voting control and compliance with various federal and state securities laws.  As more fully described below under the heading “Form of acquisition; Opportunity for stockholder approval,” the proposed structure of any Business Combination may not require that we seek stockholder approval for the transaction and holders of our common stock may not have the opportunity to vote upon any such Business Combination.

We cannot estimate the time that it will take to effectuate a Business Combination.  It could be time consuming, possibly in excess of many months or years.  Additionally, no assurance can be made that we will be able to effectuate a Business Combination on favorable terms, or, if such a Business Combination can be effected at all.  We might identify and effectuate a Business Combination with a Target Business that proves to be unsuccessful for any number of reasons, many of which are due to the fact that the Target Business is not identified at this time.  If this occurs, the Company and its stockholders might not realize any type of profit.

Target Industry

Our search for a Business Combination will be focused on Target Businesses that are engaged in the manufacture and sale of electronic equipment that is peripherally attached to mainframe computers and provides functions such as console attachments, tape and disk systems and digital communications using networks to transmit information to the outside world and related products or services, including consulting for data centers and maintenance of data center equipment (hereinafter referred to as either “Data Center Hardware and Software Products” or the “Target Industry”).

We selected the Target Industry because the collective expertise of our officers and directors are expected to allow them to identify attractive Target Businesses.   Dr. Kenneth A. Bloom, our CEO, President and Director, has been involved in the Target Industry for more than 25 years both as an owner and executive of various companies that developed, manufactured and sold products in the Target Industry.  In particular, both Dr. Bloom and Deborah A. Bloom, our CFO, Secretary and Director, were involved in the acquisition of Visara International, Inc. by Avenir and have intimate knowledge of related markets both domestic and internationally.  Additionally, we believe that the familiarity of Dr. Bloom and Mrs. Bloom with the manufacturing and support issues required for companies operating in the Target Industry as well as their extensive network of contacts enhances the probability of our success in consummating a Business Combination with a Target Business.

Avenir is a developer and seller of Data Center Hardware and Software Products and at some time in the future, under the appropriate circumstances or events, may become a Target Business.  The events or circumstances that may precipitate a Business Combination with Avenir include, but are not limited to (i) a significant infusion of capital into Avenir; (ii) the introduction by Avenir of a new product line; or (iii) a synergistic combination of Avenir with another Target Business utilizing Avenir’s existing infrastructure, established customer base and reputation to create a more attractive combined business.

Our officers and directors have not engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, stock exchange, asset acquisition or other similar business combination, nor have we been approached by any candidates (or representatives of any candidates) with respect to a possible business combination with us.  Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable Target Business, nor have we engaged or retained any agent or other representative to identify or locate such a Target Business.  We have not conducted any research with respect to identifying the number and characteristics of the potential Target Business candidates.  As a result, we cannot assure you that we will be able to locate a Target Business or that we will be able to engage in a Business Combination with a Target Business on favorable terms.

We will have virtually unrestricted flexibility in identifying and selecting a prospective Business Target.  Other than selecting the Target Industry, we have not established any specific attributes or criteria (financial or otherwise) outside of the Target Industry for a prospective Target Business. To the extent we effect a Business Combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage companies.  Although our management will endeavor to evaluate the risks inherent in a particular Target Business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Perceived Benefits

There are certain perceived benefits to being a reporting company with a class of publicly-traded securities.  These are commonly thought to include the following:

•	the ability to use registered securities to make acquisitions of assets or businesses;

•	increased visibility in the financial community;

•	facilitating borrowing from financial institutions;

•	improved trading efficiency;

•	stockholder liquidity;

•	greater ease in raising capital in the future;

•	compensation of key employees through stock options for which there may be a market valuation; and

•	enhanced corporate image.

Sources of target businesses

Management expects that Target Business candidates could be brought to our attention from various unaffiliated sources, including members of the financial community, as well as accountants and attorneys who represent potential Target Business candidates.  Our officers and directors, as well as their contacts, may also bring to our attention Target Business candidates of which they have become aware through their business dealings, as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions.  In no event will our existing officers and directors or stockholders, or any entity with which any of them is affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they may render in order to effectuate, the consummation of a Business Combination.  After the effective date of this Registration Statement, we may engage the services of professional firms and/or other individuals that specialize in business acquisitions, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation.  We have not adopted any policies with respect to utilizing the services of consultants or advisors to assist in the identification of a Target Business, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or regarding the total amount of fees that may be paid.  However, because of our limited resources, it is likely that any such fee we agree to pay would be paid in shares of our capital stock.

Selection criteria of a Target Business

Our management will have virtually unrestricted flexibility in identifying and selecting a prospective Target Business.  Other than limiting ourselves to candidates in the Target Industry, we have not established any specific attributes or criteria (financial or otherwise) for prospective Target Businesses.  In evaluating a prospective Target Business, our management will consider, among other factors, the following:

•	financial condition and results of operations;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the Business Combination.

These criteria are not intended to be exhaustive or to in any way limit management’s unrestricted discretion to enter into a Business Combination with any Target Business.  Any evaluation relating to the merits of a particular Business Combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management.  In evaluating a prospective Target Business, we will conduct as extensive a due diligence review of Target Businesses as possible given the lack of information which may be available regarding private companies, our limited personnel and financial resources and the inexperience of our management with respect to such activities.  We expect that our due diligence will encompass, among other things, meetings with the incumbent management of the Target Business and inspection of its facilities, as well as a review of financial and other information that is made available to us.  This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage.  Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a Target Business candidate before we consummate a Business Combination.  Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable.  We will be particularly dependent in making decisions upon information provided by the promoters, owners, sponsors, or others associated with the Target Business.

The time and costs required to select and evaluate a Target Business and to structure and complete the Business Combination cannot presently be ascertained with any degree of certainty.  Any costs incurred with respect to the identification and evaluation of a prospective Target Business with which a Business Combination is not ultimately completed will result in a loss to us.

Limited ability to evaluate the Target Business.

To a significant degree, our security holders will rely on management’s evaluation of a Target Business in making the decision to enter into a Business Combination.  Management’s assessment of a Target Business will be based upon discussions with management of the Target Business and a review of due diligence material relating to the Target Business available to it during the evaluation period.  Any such assessment may not be accurate.

Although we intend to scrutinize the management of a prospective Target Business when evaluating the desirability of effecting a Business Combination, we cannot assure you that our assessment of the Target Business’s management will prove accurate.  In addition, we cannot assure you that future management will have the necessary skills, qualifications or abilities to manage a public company.  Furthermore, the future role of our officers and directors, if any, in the Target Business following a Business Combination cannot presently be stated with any certainty.  Given our current resources, we will likely seek a Business Combination with a privately-held company.  Generally, very little public information exists about these companies, and we will be required to rely on the ability of our management to obtain adequate information to evaluate the potential returns from entering into a Business Combination with such a company.  If we do not uncover all material information about a Target Business prior to a Business Combination, we may not make a fully informed investment decision and we may lose money on our investment.

Lack of diversification.

We believe that we may only be able to consummate a Business Combination with only one candidate given that, among other considerations, we will not have the resources to diversify our operations.  Additionally, the dilution of interest for present and prospective stockholders which is likely to occur as a result of our management’s expected plan to offer a controlling interest in the Company to a Target Business in order to achieve a tax-free reorganization, as described below, may make effecting more than one Business Combination unlikely.  Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business and we may not benefit from the possible spreading of risks or offsetting of losses.  By consummating a Business Combination with a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry (such as the Target Industry) in which we may operate subsequent to a Business Combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Form of acquisition; Opportunity for stockholder approval

The manner in which we participate in a Business Combination will depend upon, among other things, the nature of the opportunity and the respective requirements and desires of management of our Company and of the Target Business.  A Business Combination may take the form of an asset or stock purchase where the Company acquires assets or all of the equity interests of the Target Business.  The Company may also structure a Business Combination as a merger or consolidation.  Our management will favor structures that limit contingent liabilities, that avoid to the extent possible acquiring businesses or assets that do not support a chosen business strategy and that can be completed quickly and cost-effectively.  We anticipate that the primary concern of a Target Business in choosing among transaction structures will be tax efficiency.  The structure of any Business Combination will determine whether stockholder approval of the Business Combination is required.

It is likely that we will acquire our participation in a business opportunity by the acquisition of the Target Company through the issuance of our common stock or other securities to the principals of the Target Business in exchange for all of the outstanding stock of the Target Company.  Upon the consummation of such a transaction, the Target Company would be a wholly owned subsidiary of our Company.  In the case of an acquisition, the transaction may be accomplished in the sole determination of management without any vote or approval by stockholders.

Although the terms of an acquisition of a Target Business cannot be predicted, it is likely that we will seek to structure a Business Combination to qualify as a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code").

In the case of a statutory merger or consolidation directly involving the Company, it might be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding shares of common stock.  The necessity to obtain stockholder approval may result in delay and additional expense in the consummation of any proposed transaction, which we may not be able to fund, and will also give rise to certain appraisal rights to dissenting stockholders.  Accordingly, management will seek to structure any Business Combination so as not to require stockholder approval.

In the case of an acquisition, merger or consolidation, our stockholders prior to the consummation of a Business Combination may not have control of a majority of the voting shares of the Company following a Business Combination.  As part of such a transaction, all or a majority of the Company's then director(s) may resign and new directors may be appointed without any vote by stockholders.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others.  If a decision were made not to participate in a specific business opportunity, the costs incurred in the related investigation would not be recoverable.  Furthermore, even if an agreement is reached for a Business Combination, the failure to consummate that transaction may result in the loss to the Company of the related costs incurred.

Competition.

Our ability to consummate a Business Combination will be constrained by our lack of financial resources to provide to the Target Business.  We expect that in the course of identifying, evaluating and selecting a Target Business, we may encounter intense competition from other entities having a business objective similar to ours.  These include blank check companies that may have raised significant sums through sales of securities registered under federal securities laws that are seeking to carry out a business plan similar to ours and possess a significant competitive advantage over us both from a financial and personnel perspective.  Additionally, we may be subject to competition from entities other than blank check companies having a business objective similar to ours, including venture capital firms, leverage buyout firms and operating businesses looking to expand their operations through acquisitions.  Many of these entities are well established and have extensive experience identifying and effecting Business Combinations directly or through affiliates.  Moreover, nearly all of these competitors possess greater technical, human and other resources than us.  In addition, we will experience competition from other modestly capitalized shell companies that are seeking to enter into Business Combinations with targets similar to those we expect to pursue.

While we believe there may be numerous potential Target Businesses with which we could effect a Business Combination, our ability to compete in effecting a Business Combination with prime candidates will be limited by our lack of financial resources.  This inherent competitive limitation gives others an advantage in pursuing the acquisition of a Target Business.

If we succeed in effecting a Business Combination, there will be, in all likelihood, intense competition from competitors of the Target Business.  We cannot assure you that, subsequent to a Business Combination, we will have the resources or ability to compete effectively.

Employees.

We have two executive officers who have other business interests and are not obligated to devote any specific number of hours to our matters and each intends to devote only as much time as he or she deems necessary to our affairs.  The amount of time they will devote to our operations in any time period will vary based on whether a Target Business has been selected for the Business Combination and the stage of the Business Combination process the Company is in.  It is anticipated that the executive officers will devote approximately 10%-15% of their time to identifying Target Businesses.  Once a Target Business has been identified, it is anticipated that our management will devote up to 50% of their time to conducting diligence and negotiating the terms of the Business Combination.  It is not currently possible to predict the amount of time our management will devote to the business of the Company following a Business Combination.  Factors that will influence this determination will include whether the management of the Target Business remain actively involved following the Business Combination and whether Avenir is included in any Business Combination.  Accordingly, once management locates a suitable Target Business, management will spend more time investigating such Target Business and negotiating and processing the Business Combination (and consequently allocate more time to our affairs) than they would prior to locating a suitable Target Business.  We do not intend to have any full time employees prior to the consummation of a Business Combination.

Our officers and directors may engage in other business activities similar and dissimilar to those we are engaged in without any limitations or restrictions applicable to such activities.  To the extent that our management engages in such other activities, they will have possible conflicts of interest in diverting opportunities which would be appropriate for our Company to other companies, entities or persons with which they are or may be associated or have an interest, rather than diverting such opportunities to us.  Since we have not established any policy for the resolution of such a conflict, we could be adversely affected should our officers and directors choose to place their other business interests before ours.  We cannot assure you that such potential conflicts of interest will not result in the loss of potential opportunities or that any conflict will be resolved in our favor.

Periodic Reporting and Audited Financial Statements; Disclosure of Business Combination.

Upon the effective date of this Registration Statement, our class of common stock  will be registered under the Exchange Act and we will have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC.  In accordance with the requirements of the Exchange Act, our annual reports will contain audited financial statements and an audit report by our independent registered public accountants.

We will not acquire a Target Business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the Target Business.  We cannot assure you that any particular Target Business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential Target Business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles.  To the extent that this requirement cannot be met, we may not be able to acquire the proposed Target Business.  While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

Upon the consummation of a Business Combination, the Company will file with the SEC a current report on Form 8-K to disclose the Business Combination, the terms of the transaction and a description of the business and management of the Target Business, among other things, and will include audited consolidated financial statements of the Company giving effect to the Business Combination.  Holders of the Company’s securities will be able to access the Form 8-K and other filings made by the Company on the EDGAR Company Search page of the SEC’s Web site, the address for which is “www.sec.gov.”  The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Item 1A. Risk Factors

An investment in the Company is highly speculative in nature and involves an extremely high degree of risk.

We are a newly formed, development stage company with no operating history, no revenues and no assets and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We may be unable to continue as a going concern and consummate a Business Combination.  Because we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire at least one operating business.  We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates and may be unable to complete a Business Combination.  We have no significant assets or financial resources.  We will not generate any revenues until, at the earliest, after the consummation of a Business Combination, if at all.  We may incur a net operating loss that will increase continuously until we can consummate a Business Combination.

We will be deemed a blank check company under Rule 419 of the Securities Act of 1933. In any subsequent offerings, we will have to comply with Rule 419.

If we publicly offer any securities as a condition to the closing of any acquisition or Business Combination while we are a blank check or shell company, we will have to fully comply with SEC Rule 419 and deposit all funds in an escrow account or trust account pending advice about the proposed transaction to our stockholders disclosing in an initial registration statement the specific terms of the offering and, as applicable, disclosing in a post-effective amendment (in the event a significant acquisition becomes probable) the information specified by the applicable registration statement and Industry Guides, and seeking the vote and agreement of investment of those stockholders to whom such securities were offered.  If no response is received from these stockholders within forty-five (45) business days thereafter or if any stockholder elects not to invest following our advice about the proposed transaction, all funds that must be held in escrow or trust by us under Rule 419, as applicable, will be promptly returned to any such stockholder.  If a transaction is not consummated within eighteen (18) months of the effective date of an initial registration statement, all funds that must be held in escrow or trust by us under Rule 419, as applicable, will be promptly returned to any such stockholders.  All securities issued in any such offering will likewise be deposited in an escrow account or trust account, pending satisfaction of the foregoing conditions.  This is only a brief summary of Rule 419.

Our future success is highly dependent on the ability of management to complete a Business Combination with a Target Business that generates revenue and otherwise operates profitably.

The nature of our operations is highly speculative and there is a risk of loss of your investment.  The future success of our plan of operation will depend entirely on the operations, financial condition and management of the Target Business we may acquire.  While management intends to seek to enter into a Business Combination with an entity having an established operating history, we cannot assure you that we will be successful in consummating a Business Combination with a candidate that meets that criterion.  In the event we complete a Business Combination, the success of our operations will be dependent upon management of the Target Business and numerous other factors beyond our control.

The Company has no existing agreement for a Business Combination or other transaction.

We have no arrangement, agreement or understanding with respect to engaging in a Business Combination with an operating entity.  We cannot assure you that we will successfully identify and evaluate suitable business opportunities or that we will conclude a Business Combination.  We cannot guarantee that we will be able to negotiate a Business Combination on favorable terms, if at all.

Because we may seek to complete a Business Combination through a “reverse merger,” following such a transaction we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we may assist a privately-held business to become public through a “reverse merger.”  Securities analysis of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

The time and cost of preparing a private company to become a public reporting company may preclude us from entering into a Business Combination with the most attractive private companies.

Target companies that fail to comply with SEC reporting requirements may delay or preclude a Business Combination.  Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including audited financial statements for the company acquired, covering one, two or three years, depending on the relative size of the acquisition.  The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of a Business Combination.  Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

We will incur increased costs as a result of becoming a reporting company.

Following the effectiveness of this Registration Statement, we will be an SEC reporting company.  Prior to this time, we have not filed reports with the SEC and have had no history operating as a reporting company.  In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies.  For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures.  As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations.  Management will also be engaged in assisting executive officers, directors and, to a more limited extent, stockholders, with matters related to insider trading and beneficial ownership reporting.  Although not presently applicable to us, in the future we will be required to establish, evaluate and report on our internal control over financial reporting and to have our registered independent public accounting firm issue an attestation on such reports.

We have incurred, and expect to continue to incur, increased general and administrative expenses once we are a reporting company.  We also believe that compliance with the myriad rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions, and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage.  As a result, we may find it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

We will have no revenues or income unless and until we enter into a Business Combination with an operating company that is generating revenues and is operating profitably.

We are a development stage company and have had no revenues from operations.  We will not realize any revenues or generate any income unless and until we successfully merge with or acquire an operating business that is generating revenues and is operating profitably.  We cannot assure you that we will be successful in concluding a Business Combination with an operating entity that is at the time of the transaction generating revenues or income.

It is possible that we will complete only one Business Combination, which will cause us to be dependent solely on a single business and a limited number of products, services or assets.

Given our limited financial resources and other considerations, it is possible that we will complete a Business Combination with only one Target Business.  Accordingly, the prospects for our success may be entirely dependent upon the performance of a single business and dependent upon the development or market acceptance of a single or limited number of products, processes or services.  In this case, we will not be able to diversify our operations or benefit from the possible diversification of risks or offsetting of losses, unlike other entities which may have the resources to complete several Business Combinations or asset acquisitions in different industries or different areas of a single industry so as to diversify risks and offset losses.

Given our limited resources and the significant competition for Target Businesses we may not be able to consummate an attractive Business Combination.

We will encounter intense competition from other entities having a business objective similar to ours, including blank check companies, finance companies, banks, venture capital funds, leveraged buyout funds, operating businesses and other financial buyers competing for acquisitions.  Many of these entities are well established and have extensive experience in identifying and effecting Business Combinations directly or through affiliates.  Nearly all of these competitors possess greater technical, human and other resources than we do and our financial resources will be negligible when contrasted with those of many of these competitors; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a Business Combination.  In addition, we will experience direct competition from other modestly capitalized shell companies that are seeking to enter into business combinations with targets similar to those we expect to pursue.

It is likely that we will consummate a Business Combination with a private company for which limited information will be available to conduct due diligence.

We likely will seek a Business Combination with a privately-held company.  Generally, very little public information exists about these companies or their management, and we will be required to rely on the ability of our management to obtain adequate information to evaluate the potential success of entering into a transaction with such a company.  In addition, our management will only devote limited time to the business of the Company and will have available to it extremely limited financial resources with which to conduct due diligence.  If our assessment of the Target Business’s operations and management is inaccurate or we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may suffer a loss.

If we consummate a Business Combination, we will not be required to submit such transaction to a vote of our stockholders.

We may consummate a Business Combination in a manner that does not require any vote or approval by stockholders.  Accordingly, holders of our securities at the time of any Business Combination may not have an opportunity to evaluate the Target Business or its management and will have to rely on the judgment of management in assessing the future profitability and viability of the Target Business.

A Business Combination with a foreign company may subject us to additional risks.

If we enter into a Business Combination with a foreign entity, we will be subject to risks inherent in business operations outside of the United States.  These risks include:

•	unexpected changes in, or impositions of, legislative or regulatory requirements;

•	foreign currency exchange rate fluctuations;

•	potential hostilities and changes in diplomatic and trade relationships;

•	changes in duties and tariffs, taxes, trade restrictions, license obligations and other non-tariff barriers to trade;

•	burdens of complying with a wide variety of foreign laws and regulations;

•	longer payment cycles and difficulties collecting receivables through foreign legal systems;

•	difficulties in enforcing or defending agreements and intellectual property rights;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences;

•	the ability of our stockholders to obtain jurisdiction over directors and officers not based in the United States; and

•	political and economic instability.

If the Target Business is not successfully managing these risks, the Company’s business after the Business Combination may be negatively impacted.

Our long-term success will likely be dependent upon a yet to be identified management team which may be difficult to fully evaluate.

In the event we complete a Business Combination, the success of our operations will be dependent upon management of the Target Business and numerous other factors beyond our control.  It is likely that our management will remain associated with the Target Business following a Business Combination since we intend to complete a transaction in the Target Industry.  However, it is possible that the management team of the Target Business at the time of the Business Combination will remain in place given if they have greater knowledge, experience and expertise than our management with respect to the products, services or operations of the Target Business.  Thus, we may be dependent upon a yet to be identified management team for our long-term success.  As a result, you will not be able to fully evaluate the entire management team that we will be dependent upon for our long-term success prior to any Business Combination.  Although we intend to scrutinize management of a prospective Target Business as closely as possible in connection with evaluating the desirability of effecting a Business Combination, we cannot assure you that our assessment of the management team will prove to be correct.  These individuals may be unfamiliar with the requirements of operating a public company and the securities laws, which could increase the time and resources we must expend to assist them in becoming familiar with the complex disclosure and financial reporting requirements imposed on U.S. public companies.  This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations.

If we effect a Business Combination with a financially unstable company or an entity in the early stage of development or growth, we will be subject to greater risks than if we were to effect a Business Combination with a more established company with a proven record of earnings and growth.

Given our financial and personnel resources compared to our competitors, we may be limited to consummating a Business Combination with a company that is financially unstable or is in the early stage of development or growth, including an entity without an established record of sales or earnings.  To the extent we effect a Business Combination with a financially unstable or early stage or emerging growth company, we may be impacted by numerous risks inherent in the business and operations of such company that we would not be subject to if we were to effect a Business Combination with a more established company with a proven record of earnings and growth.

If we are unable to structure the Business Combination as a “tax-free” transaction, potential Target Businesses could be deterred from entering into such a transaction.

We may not be able to structure our acquisition to result in tax-free treatment for the companies or their stockholders, which could deter third parties from entering into certain Business Combinations with us.  Currently, a transaction may be structured so as to result in tax-free treatment to both companies, as prescribed by various federal and state tax provisions.  We intend to structure any Business Combination so as to minimize the federal and state tax consequences to both us and the Target Business; however, we cannot guarantee that the Business Combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain tax-free treatment upon a transfer of stock or assets.  A non-qualifying reorganization could result in the imposition of both federal and state taxes that may have an adverse effect on both parties to the transaction.

We may issue a significant number of new shares of our capital stock in a Business Combination, which may result in substantial dilution and a change in control of ownership of the Company.

Our Certificate of Incorporation authorizes the issuance of a maximum of 80,000,000 shares of common stock and a maximum of 20,000,000 shares of undesignated preferred stock.  Any Business Combination effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders.

The common stock issued in a merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders.  Our board of directors has the power to issue any or all of authorized but unissued shares without stockholder approval.  Further, our board of directors has the ability to designate the relative rights and preferences of any Shares of our undesignated preferred stock we may issue in the future without stockholder approval.  As such, our existing stockholders could find their economic and voting rights diluted by the issuance of shares of preferred stock with dividend or liquidation preferences over common stock or greater voting rights than those afforded to the holders of our common stock.  To the extent that additional shares of common stock or preferred stock are issued in connection with a Business Combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

We have not conducted any market research or identification of business opportunities, which may affect our ability to identify a Target Business.

We have neither conducted nor have others made available to us results of any market research concerning prospective business opportunities.  Therefore, we have no assurances that market demand exists for a Business Combination as contemplated by us.  Our management has not identified any specific Business Combination or other transaction for formal evaluation by us.  As a result, it may be expected that any target business or transaction will present a high level of risk such that conventional private or public offerings of securities or conventional bank financing will not be available.  There is no assurance that we will be able to enter into a Business Combination on terms favorable to us, if at all.  Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may, in many instances, act without the consent, vote or approval of our stockholders.

Preferred stock may be authorized.

Our Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of undesignated preferred stock with such designations, rights and preferences determined from time to time by the board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue undesignated preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock.  In the event of issuance, the undesignated preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  Although we have no present intention to issue any shares of authorized undesignated preferred stock, there can be no assurance that the Company will not do so in the future.

Control by our officers, directors and principal stockholders could limit the ability of our other stockholders to influence business matters.

As of the date of this Registration Statement, our officers and directors owned 100% of the Company’s outstanding shares.  Future investors may own a minority percentage of the Company’s common stock.  Future investors may not have the ability to control a vote of the Company’s stockholders or board of directors.

Our stockholders may engage in a transaction to cause the Company to repurchase their shares of common stock.

In order to provide an interest in the Company to a third party, our stockholders may choose to cause the Company to sell Company securities to third parties, with the proceeds of such sale being utilized by the Company to repurchase shares of common stock held by the stockholders.  As a result of such transaction, our management, principal stockholders and board of directors may change.

Our officers and directors will apportion their time to other businesses which may cause conflicts of interest in their determination as to how much time to devote to our affairs.  This conflict of interest could have a negative impact on our ability to consummate a Business Combination.

Our officers and directors engage in other businesses and are not required to devote their full time or any specific number of hours to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments.  We do not have and do not expect to have any full time employees prior to the consummation of a Business Combination.  If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a Business Combination.  We cannot assure you that these conflicts will be resolved in our favor.

Our management may in the future become affiliated with entities engaged in business activities similar to those conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our management may in the future become affiliated with entities, including blank check or shell companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our management may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  We cannot assure you that these conflicts will be resolved in our favor. As a result, a potential Target Business may be presented to another entity prior to its presentation to us and we may not be able to pursue a potential transaction.

Limitations on liability and indemnification matters.

As permitted by the corporate laws of the State of Delaware, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors other than with respect to because of the duty of loyalty.  In addition, our Certificate of Incorporation and our By-Laws provide that we are required to indemnify our officers and directors, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock will be volatile.

There is currently no public market for our common stock, and an active public market for our common stock may never develop. Should a public market in our common stock develop in the future, the market price of our common stock will be subject to significant fluctuations due to factors such as:

•	actual or anticipated changes in our financial condition or quarterly or annual results of operations;

•	success of our current and future operating strategies and perceived prospects and the data center related goods and services in general;

•	realization of any of the risks described in this section;

•	failure to meet securities analysts’ expectations;

•	the depth and liquidity of the market for our common stock;

•	our dividend policy;

•	decline in the stock prices of peer companies; and

•	general economic, industry and market conditions.

There are restrictions on the transfer of shares of a significant number of shares of our common stock and future sales of these shares may cause the prevailing market price of our shares to decrease.

All of the presently outstanding shares of common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008.  These final rules may be found at: www.sec.gov/rules/final/2007/33-8869.pdf. Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405, ceases to be “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell his or her holdings in reliance on Rule 144.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under the amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company, or by an issuer that has been at anytime previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all Exchange Act reports and material required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve (12) months (or shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K reports; and (4) at least one (1) year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is classified as a “shell company” as defined in Rule 12b-2 of the Securities and Exchange Act of 1934.  As such, all restricted securities presently held by the founders of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve (12) consecutive months; and (3) one (1) year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

There are issues impacting liquidity of our securities with respect to the SEC’s review of a future resale registration statement.

Since our shares of common stock issued prior to a Business Combination or reverse merger cannot currently, nor will they for a considerable period of time after we complete a Business Combination, be available to be offered, sold, pledged or otherwise transferred without registration pursuant to the Securities Act, we may file a resale registration statement on Form S-1, or some other available form, to register for resale such shares of common stock.  We cannot control this future registration process in all respects as some matters are outside our control.  Even if we are successful in causing the effectiveness of the resale registration statement, there can be no assurances that the occurrence of subsequent events may not preclude our ability to maintain the effectiveness of the registration statement.  Any of the foregoing items could have adverse effects on the liquidity of our shares of common stock.

We cannot assure you that following a Business Combination with an operating business, our common stock will be listed or admitted to quotation on any securities exchange or other trading medium.

Prior to or following a Business Combination, the management of the Company may seek to develop a public market for our common stock.  However, we cannot assure you that following such a transaction, the Company will be able to meet the initial listing standards of any stock exchange or that our common stock will be admitted for quotation on OTC Bulleting Board or any other trading medium.  If the Company’s common stock does not trade publicly, holders may not be able to sell their common stock.

Since our common stock is subject to the SEC’s penny stock rules, in the event our securities become publicly traded, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

A penny stock is generally defined under the Exchange Act as any equity security other than a security that: (i) is a national market system stock listed on a “grandfathered” national securities exchange, (ii) is a national market system stock listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association that satisfies certain minimum quantitative listing standards, (iii) has a market value of five dollars ($5.00) or more, or (iv) is a security whose issuer has met certain net tangible assets or average revenues, among other exemptions.

Our common stock is not currently traded on a national securities exchange or quotation system sponsored by a national securities exchange, and the fair value per share of our common stock is currently less than five dollars ($5.00).  Therefore, since we presently have net tangible assets of less than five million dollars ($5,000,000), transactions in our common stock are subject to the “penny stock” rules promulgated under the Exchange Act.  In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information.  Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer and provide monthly account statements to the customer.  The effect of these restrictions would probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Since our common stock is currently subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.  As a result, the market price of our securities may be depressed and stockholders may find it more difficult to sell their shares of our common stock.

Holders of our common stock will not receive a return on their shares until they sell them, as we do not plan to pay cash dividends on our shares of common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future.  Since our common stock is not currently traded on any public market, the ability for stockholders to sell their stock is currently very limited.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this Registration Statement contains forward-looking statements that involve substantial risks and uncertainties.  These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue,” or similar words.  Statements that contain these words should be read carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control.  The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  The occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations, and financial condition.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Statements and Results of Operations.

Business Overview.

The Company was organized as a vehicle to enter into a Business Combination with a Target Business that is seeking the advantages of having a class of stock registered under federal securities laws.  The Company does not currently engage in any business activities that provide cash flow.  Our principal business objective for the next twelve (12) months and beyond will be to achieve long-term growth potential through a combination with an operating business rather than immediate, short-term earnings.  The Company’s search for a Target Business is focused on Target Businesses that are engaged in the manufacture and sale of Data Center Hardware and Software Products and related consulting services.

Our officers and directors have not identified any specific Business Combination or other transaction for formal evaluation by us.  Other than selecting the Target Industry, we have not conducted any research with respect to identifying the number and characteristics of the potential Target Business candidates.

Management will have virtually unrestricted flexibility in identifying and selecting a prospective Target Business within the Target Industry and may consider entering into a Business Combination with virtually any business within the Target Industry, including a business which has recently commenced operations, has no established record of growth or earnings and which is subject to all of the risks attendant to a development stage operation, including requiring additional capital, or which operates in an industry that is characterized by an unusually high element of risk.  In the alternative, a Business Combination may involve the acquisition of, or merger with, an established company which does not require substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.  Although our management will endeavor to evaluate the risks inherent in a particular Target Business, there can be no assurance that we will properly ascertain or assess all significant risks.

We expect that we may only be able to consummate a Business Combination with one (1) candidate given that, among other considerations, we will not have the resources to diversify our operations and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s expected plan to offer a controlling interest to a Target Business in order to achieve a tax-free reorganization.  This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

Management expects that the selection of a Target Business will be a complex, competitive and extremely risky matter.  Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking even the limited additional capital which we will have and/or the perceived benefits of becoming a publicly traded corporation.  Such perceived benefits of having a class of securities registered under federal securities laws which include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of capital stock.  Target Businesses may be available in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult.

Liquidity and Capital Resources.

To date, we have funded our operations through loans from our stockholders pursuant to that certain Amended and Restated Grid Note, dated as of April 6, 2011, made by the Company in favor of Kenneth Bloom and Deborah Bloom (the “Lenders”), in the principal amount of up to $250,000 (the “Promissory Note”).   Advances under the Promissory Note are payable on June 30, 2012.  Interest on the unpaid principal balance of the Promissory Note is payable annually in arrears at a rate equal to 5% per annum.  Under the terms of the Promissory Note, the Company may, in its discretion, call on the Lenders to provide additional funds necessary to cover the operating costs of the Company.  The directors and officers of the Company will analyze potential Business Combinations at no cost to the Company.  However, the Company will incur costs associated with filing Exchange Act reports, identifying Target Businesses and analyzing and negotiating the terms of potential Business Combinations.  Our management anticipates that out-of-pocket expenses will be approximately $30,000 to $40,000 to file its Exchange Act reports and $75,000 to $100,000 to identify Target Businesses and to analyze and negotiate the terms of potential Business Combinations.  It is expected that the amounts available to the Company under the Promissory Note will be sufficient to fund the Company’s operations for at least the next 12 months.

Management and our stockholders expect to fund additional costs and expenses which may be incurred in connection with due diligence activities and a Business Combination through further loans or investment in the Company as and when necessary, in accordance with the terms of the Promissory Note.   To the extent the funds available pursuant to the Promissory Note are not sufficient to satisfy the Company’s cash requirements, the Company may seek funding from external sources unaffiliated with the Company, which may include additional debt or equity infusions.  The Company expects the amounts due under the Promissory Note to be repaid from cash flow generated from operations following the completion of a Business Combination.  If a Business Combination is not completed prior to the maturity date of the Promissory Note, or the cash flow from operations is insufficient to make the payments on the Promissory Note as they become due, the Lenders may either extend the payment terms, forgive the debt or treat the debt as an equity contribution.  We cannot provide investors with any assurance that we will have sufficient capital resources to identify a suitable Target Business, to conduct effective due diligence as to any Target Business or to consummate a Business Combination.

Results of Operations.

Since our inception, we have not engaged in any activities other than in connection with our organization and preparing and filing this Registration Statement and have not generated any revenues to date.  We do not expect to engage in any activities, other than seeking to identify a Target Business, unless and until such time as we enter into a Business Combination with a Target Business, if ever.  We cannot provide investors with any assessment as to the nature of a Target Business’s operations or speculate as to the status of its products or operations, whether at the time of the Business Combination it will be generating revenues or its future prospects.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be considered material to investors.

Item 3. Properties.

We maintain our principal executive offices at 2700 Gateway Centre Blvd, Suite 600, Morrisville, NC 27560, where our directors and officers maintain a business office.  We use this office space free of charge.  We believe that this space is sufficient for our current requirements. The Company does not own or lease any properties at this time and does not anticipate owning or leasing any properties prior to the consummation of a Business Combination, if ever.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth certain information regarding beneficial ownership of our common stock by the following persons:

•	Each director and officer of the Company;

•	All of our directors and officers as a group; and

•	Each person who is known by us to beneficially own more than 5% of any class of our outstanding voting securities.

Beneficial ownership means sole and shared voting power or investment power with respect to a security.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Unless otherwise noted below, and subject to applicable property laws, to our knowledge each person has sole investment and sole voting power over the shares shown as beneficially owned by them.  The following tables are based on 1,000,000 shares of common stock issued and outstanding as of March 31, 2010.

Security Ownership of Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Kenneth A. Bloom(1) c/o BlueData Corporation 2700 Gateway Centre Blvd, Suite 600 Morrisville, NC 27560	500,000	50%
Common Stock	Deborah A. Bloom(2) c/o BlueData Corporation 2700 Gateway Centre Blvd, Suite 600 Morrisville, NC 27560	500,000	50%
Security Ownership of Management
Title of Class	Name and Address of Management	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Kenneth A. Bloom c/o BlueData Corporation 2700 Gateway Centre Blvd, Suite 600 Morrisville, NC 27560	500,000	50%
Common Stock	Deborah A. Bloom c/o BlueData Corporation 2700 Gateway Centre Blvd, Suite 600 Morrisville, NC 27560	500,000	50%
Common Stock	Officers and Directors as a Group (2 persons)	1,000,000	100%

We are unaware of any arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5. Directors and Executive Officers.

Identification of Directors and Executive Officers.

Set forth below is information concerning our directors and executive officers.

The following table sets forth information about our executive officers and directors as of the date of this Registration Statement.

(1) Kenneth A. Bloom serves as CEO, President and Director of the Company.
(2) Deborah A. Bloom serves as CFO, Secretary and Director of the Company.

Name	Age	Position
Kenneth A. Bloom	62	CEO, President, Director
Deborah A. Bloom	62	CFO, Secretary, Director

Our board of directors oversees our business affairs and monitors the performance of our management. Our board of directors currently consists of two members.  Each director and executive officer will hold office until his or her successor is duly elected and qualified, until his or her resignation or until he or she shall be removed in the manner provided for in our By-Laws. All officers serve at the discretion of the board of directors and are elected annually at the annual meeting of our board of directors held after each annual meeting of stockholders.  Below are descriptions of the backgrounds of our current executive officers and directors and their principal occupation for at least the last five (5) years:

Kenneth A. Bloom. Dr. Bloom has been our CEO, President and Director since the Company was formed on December 20, 2010, and has extensive experience in the Target Industry.  Since 2001, Dr. Bloom has been CEO and President of Avenir Technologies, Inc. (d/b/a Visara International), an unaffiliated company that provides hardware and software products for data centers using IBM mainframes, as well as support services for those products.  During his tenure with Avenir, Dr. Bloom has been responsible for Avenir’s acquisition of substantially all of the assets of Visara International, Inc., the successor company to the former systems division of Memorex-Telex Corporation.  Dr. Bloom was a Vice President at FastComm Communications from 1999 to 2001, where he was responsible for day to day operations of the Mainframe Systems Division, which division was the former KG Data Systems that Dr. Bloom founded in 1990 and subsequently sold to FastComm.  Prior to KG Data Systems Inc., Dr. Bloom held various management and technical positions with General Electric, Siemens and Data Switch Corporation.  Dr. Bloom received bachelor and master degrees in electrical engineering and computer science, and a Ph.D. in engineering science, from Clarkson College of Technology in 1971, 1972 and 1974 respectively.

Deborah A. Bloom. Mrs. Bloom has been our CFO, Secretary and Director since the Company was formed on December 20, 2010, and has extensive financial and accounting experience. Mrs. Bloom has served as CFO of Avenir since December 2007.  Mrs. Bloom is also the owner of The BloomTech Group, Inc., a financial consulting company she founded in 1993 that sells and supports accounting software for small to medium-sized companies in the U.S. and Canada.  Mrs. Bloom is a Certified Public Accountant.  She received a bachelor’s degree in mathematics from the State University of New York at Cortland in 1971, a master’s degree in education from Hofstra University in 1974 and an MBA in accounting from Hofstra University in 1981.

The cumulative business experience of Dr. Bloom and Mrs. Bloom was the most significant factor in determining that they should serve as directors of the Company.  Dr. Bloom and Mrs. Bloom are the current directors of Avenir and have been involved in the ongoing business strategies of Avenir as well as other companies they have owned.  They were involved with the acquisition of Visara International, Inc., which required careful business analysis to coordinate its successful combination with Avenir.  Dr. and Mrs. Bloom’s prior business experience also was essential to the successful negotiation of the financing of Avenir’s acquisition of Visara International, Inc.

Until this Registration Statement becomes effective, our directors and executive officers expect to devote no time on behalf of the Company searching for and evaluating a Business Combination.  Thereafter, our directors and executive officers expect to devote approximately 10% to 15% of their time to such activities on behalf of the Company.

Significant Employees.

The Company currently does not have any full-time employees.

Involvement in Certain Legal Proceedings.

There have been no events during the past ten (10) years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, or executive officer, and there have been no events during the past five (5) years with respect to any promoter or control person that are material to a voting or investment decision, including:

•
any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his/her right to engage in any type of business, securities or banking activities, or to be associated with persons engaged in any such activity; or

•
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated.

Family Relationships.

Kenneth Bloom and Deborah Bloom are husband and wife.

Other Relationships/Arrangements.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected as a director or executive officer. There are no material arrangements or understandings between any two or more directors or executive officers.

Prior Blank Check Company Experience.

Neither Kenneth Bloom nor Deborah Bloom has served as an officer or director of any other blank check companies.

Item 6. Executive Compensation.

No officer or director has received any compensation from the Company since the inception of the Company.  Until the Company acquires additional capital, it is not anticipated that any officer, director or any other person will receive compensation from the Company other than for reimbursement for out-of-pocket expenses incurred on behalf of the Company.  Our officers and directors intend to devote very limited time to our affairs until the completion of a Business Combination.

It is possible that, after the Company successfully consummates a Business Combination with an unaffiliated entity, that entity may desire to employ or retain our management for the purposes of providing services to the surviving entity.

The Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its directors, officers or employees, but the board of directors may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a Business Combination that is required to be disclosed.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions.

On December 20, 2010 (inception), the Company issued 500,000 shares of its common stock to each of Kenneth Bloom and Deborah Bloom in exchange for incorporation fees, annual resident agent fees in the State of Delaware and developing our business concept and plan.  All shares were considered issued at their par value ($0.001 per share).  With respect to the shares offered and sold to Kenneth A. Bloom and Deborah Bloom, the Company relied upon Section 4(2) and Regulation D of the Securities Act.

Kenneth Bloom and Deborah Bloom, the Company’s officers and directors, have advanced all expenses incurred by the Company, which includes only legal and accounting fees, resident agent fees, basic state and local fees and taxes.  As of April 7, 2011, the total amount advanced to the Company was equal to $30,711.  Of such amount, $1,000 was contributed as capital, and the remainder was treated as loans from Kenneth Bloom and Deborah Bloom.  On a going forward basis, Kenneth Bloom and Deborah Bloom have committed to taking responsibility for all expenses incurred by the Company through the date of completion of a Business Combination described in Item 1 of this Form 10.  The Promissory Note permits the Company to call on the Lenders, at the Company’s discretion, for additional funds as needed to cover operating expenses actually incurred by the Company and is anticipated to provide the Company with sufficient funding to operate for at least the next 12 months.  The Company has a right to enforce the Lenders’ obligation under the Promissory Note.

Kenneth Bloom and Deborah Bloom are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  Specifically, they currently serve as executive officers of Avenir.  Kenneth Bloom and Deborah Bloom may face a conflict in selecting between the Company and their other business interests in connection with a Business Combination, but they have adopted a policy to address such potential sources of conflict.  When evaluating a possible Target Business, Dr. and Mrs. Bloom will allocate such Target Business to the Company if the existing infrastructure of the Target Business would make it possible for such Target Business to be viable without an association with Avenir; otherwise, Dr. and Mrs. Bloom will allocate such Target Business to Avenir.

We utilize the office space and equipment of our stockholders at no cost.  Management estimates such amounts to be immaterial.

Our officers and directors, who are also deemed to beneficially own 100% of common stock held by the stockholders, may actively negotiate for or otherwise consent to the disposition of any portion of our outstanding shares of common stock as a condition to or in connection with a Business Combination.  Therefore, it is possible that the terms of any Business Combination will provide for the sale of some or all of the shares of common stock held by the stockholders.  However, it is probable that other stockholders, if any, of the Company will not be afforded the right to sell all or a portion of their shares of common stock, if any, in connection with a Business Combination pursuant to the same terms that our officers and directors will be provided.  Also, such other stockholders, if any, will not be afforded an opportunity to approve or consent to the sale of the officers’ and directors’ shares of common stock in connection with a Business Combination.  It is more likely than not that any sale of securities by our officers and directors to an acquisition candidate would be at a price substantially higher than that originally paid by the officers and directors.  Any payment to the officers and directors in the context of an acquisition involving us would be determined entirely by largely unforeseeable terms of a future agreement with an unidentified business entity.

It is not currently anticipated that any salary, consulting fee, or finder's fee shall be paid to any of our officers or directors, or to any other promoter or affiliate, if any.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Corporate Governance and Director Independence .

The Company has not:

•
established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current directors would not be deemed to be “independent” under any applicable definition given that they are officers of the Company; nor

•	established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.  The board of directors takes the position that management of a Target Business will establish committees that will be suitable for its operations after the Company consummates a Business Combination.

We do not currently have any formal written policies or procedures for review, approval or ratification of any related party transaction.

As of the date hereof, the entire board serves as the Company’s audit committee.

Item 8. Legal Proceedings.

There are presently no material pending legal proceedings to which the Company is a party or to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

The Company's common stock does not trade, nor is it admitted to quotation, on any stock exchange or other trading facility.  Management has no present plan, proposal, arrangement or understanding with any person with regard to the development of a trading market in any of our securities.  We cannot assure you that a trading market for our common stock will ever develop.  The Company has not registered its class of common stock for resale under the blue sky laws of any state and current management does not anticipate doing so.  The holders of shares of common stock, and persons who may desire to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant state blue sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our common stock.

The Company is not obligated by contract or otherwise to issue any securities and there are no outstanding securities which are convertible into or exchangeable for shares of our common stock.  All outstanding shares of our common stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, because they were issued in a private transaction not involving a public offering.  Accordingly, none of the outstanding shares of our common stock may be resold, transferred, pledged as collateral or otherwise disposed of unless such transaction is registered under the Securities Act or an exemption from registration is available.  In connection with any transfer of shares of our common stock other than pursuant to an effective registration statement under the Securities Act, the Company may require the holder to provide the Company with an opinion of counsel to the effect that such transfer does not require registration under the Securities Act.

All of our outstanding shares of our common stock are held by affiliates.  As to shares of our common stock held by affiliates and their permitted transferees, the SEC has taken the position that Rule 144 is not available for the resale of securities held by those persons, either before and after a Business Combination, despite technical compliance with the requirements of Rule 144 because those persons would be acting as "underwriters" under the Securities Act when reselling their securities.  Accordingly, resale transactions of shares held by our affiliates and their permitted transferees, would need to be made through a registered offering of such securities.

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve (12) months (or for such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one (1) year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Neither the Company nor its officers and directors have any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a Business Combination.  Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a Business Combination, such sales may adversely affect the price for the sale of the Company's common stock securities in any such trading market.  We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

Holders.

As of March 31, 2011, there were two (2) record holders of an aggregate 1,000,000 shares of our common stock outstanding.

Dividends.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends prior to the consummation of a Business Combination.  It is the present intention of our management to utilize all available funds for the development of the Company’s business.

The payment of any dividends subsequent to a Business Combination will be within the discretion of our then seated board of directors.  Current management cannot predict the factors which any future board of directors would consider when determining whether or when to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans.

None.

Item 10. Recent Sales of Unregistered Securities.

Since inception, the Company has issued and sold the following securities without the benefit of registration under the Securities Act:

Issuances Pursuant to Section 4(2) of the Securities Act:

On December 20, 2010, the day of its incorporation, the Company issued an aggregate of 1,000,000 restricted shares of its common stock to Kenneth A. Bloom and Deborah A. Bloom in exchange for incorporation fees and annual resident agent fees in the State of Delaware, payment of legal and accounting fees, and developing the business concept and plan, such payments and services valued at $1,000 in the aggregate.

We relied upon Section 4(2) of the Securities Act for the above issuances.  We believed that Section 4(2) was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed restrictive legends on all certificates issued;

•	No sales were made by general solicitation or advertising; and

•	Sales were made only to accredited investors.

In connection with the above transactions, we provided the following to all investors:

•	Access to all our books and records;

•	Access to all material contracts and documents relating to our operations; and

•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

The Company’s board of directors has the power to issue any or all of the authorized but unissued common stock and preferred stock, and to designate the rights in connection with such stock, without stockholder approval.  The Company currently has no commitments to issue any shares of common or preferred stock.  However, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination.  Since the Company expects to issue additional shares of common stock in connection with a Business Combination, existing stockholders of the Company may experience substantial dilution with respect to their shares.  However, it is impossible to predict whether a Business Combination may result in significant dilution.  If a target has a relatively strong balance sheet, there may be little or no dilution.

Item 11. Description of Securities.

Capital Stock

The following description of our common stock and our preferred stock is a summary. You should refer to our Certificate of Incorporation for the actual terms of our capital stock. This document is filed as an exhibit to this Registration Statement.

Authorized Capital Stock

We are authorized to issue up to 80,000,000 shares of common stock and 20,000,000 shares of undesignated preferred stock, each with a par value of $0.001 per share.  As of the date of this Registration Statement, there are 1,000,000 shares of common stock and no shares of preferred stock issued and outstanding.  Our common stock is held of record by two (2) registered stockholders.

Common Stock

Holders of shares of common stock are entitled to one (1) vote for each share on all matters to be voted on by the stockholders.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors of the Company in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase the Company’s common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be determined by the board of directors.  These rights would include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to our common stock, the right to protection from dilutive issuances of securities or the right to approve corporate actions.  Any or all of these rights may be superior to the rights of the common stock.  As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult.  Additionally, our issuance of preferred stock may decrease the market price of our common stock in any market that may develop for such securities.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a Business Combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a Business Combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

The board of directors has the authority to issue the authorized but unissued shares of our capital stock without action by the stockholders.  The issuance of any such shares will reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

Although we currently have no intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

Dividends

Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Company’s board of directors.  The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to a Business Combination.

Trading of Securities in Secondary Market

The Company presently has 1,000,000 shares of common stock issued and outstanding, all of which are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, since such shares were issued in private transactions not involving a public offering.

Following a Business Combination, a target company will normally wish to list its common stock for trading in one or more United States markets.  The target company may elect to apply for such listing immediately following the Business Combination or at some later time.

In order to qualify for listing on the NASDAQ Capital Market, a company must meet the following requirements: (i) a bid price of at least four dollars ($4.00) per share; (ii) at least three (3) registered and active market makers; (iii) at least three hundred (300) “round lot holders” (holders of 100 shares or more); (iv) at least one million (1,000,000) publicly held shares; and one of the following requirements: (x) stockholders’ equity of at least five million dollars ($5,000,000), publicly held shares with a market value of at least fifteen million dollars ($15,000,000), and a two-year operating history; or (y) stockholders’ equity of at least four million dollars ($4,000,000), publicly held shares with a market value of at least fifteen million dollars ($15,000,000), and listed securities with a market value of at least fifty million dollars ($50,000,000); or (z) net income from continuing operations of seven hundred fifty thousand dollars ($750,000) in the most recently completed fiscal year or in two of the three most recently completed fiscal years, stockholders’ equity of at least four million dollars ($4,000,000), and publicly held shares with a market value of at least five million dollars ($5,000,000).

For continued listing on the NASDAQ Capital Market, a company must meet the following requirements: (i) stockholders’ equity of at least two million five hundred thousand dollars ($2,500,000) or market value of listed securities of at least thirty-five million dollars ($35,000,000) or net income from continuing operations of five hundred thousand dollars ($500,000) in the most recently completed fiscal year or in two of the three most recently completed fiscal years; (ii) at least five hundred thousand (500,000) publicly held shares with a market value of at least one million dollars ($1,000,000); (iii) a bid price of at least one dollar ($1.00) per share; (iv) at least two (2) registered and active market makers; and (v) at least three hundred (300) public holders.

If, after a Business Combination, we do not meet the qualifications for listing on the NASDAQ Capital Market, we may seek to have a market maker sponsor our stock for quotation on OTC Bulletin Board.  In certain cases we may elect to have our securities initially quoted in the “pink sheets” published by Pink OTC Markets Inc.  On April 7, 2000, the SEC issued a clarification with regard to the reporting status under the Exchange Act of a non-reporting company after it acquired a reporting “blank check” company.  This letter clarified the SEC’s position that such Company would not be a successor issuer to the reporting obligation of the “blank check” company by virtue of Exchange Act Rule 12g-3(a).

Rules 504, 505 and 506 of Regulation D

The SEC is of the opinion that Rule 504 of Regulation D regarding exemption for limited offerings and sales of securities not exceeding one million dollars ($1,000,000) is not available to blank check companies.  However, Rules 505 and 506 of Regulation D are available.

We have considered the possibility of issuing shares prior to any Business Combination relying on the exemption provided under Regulation D of the Securities Act as the need arises to complete a Business Combination, to retain a consultant, finder or other professional to locate and investigate a potential target company or for any other requirement we deem necessary and in the interest of our stockholders. We do not intend to conduct a registered offering of our securities at this time. We have taken no action in furtherance of any offering of any securities at this time as our only activities since inception have been limited to organizational efforts, obtaining initial financing, and preparing a registration statement on Form 10 to file with the SEC.

Transfer Agent

The Company has not selected an independent transfer agent.  It is the Company’s intent to act as its own transfer agent until a Business Combination is effected.

Debt Securities.

None.

Other Securities.

None.

Item 12. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of the Company existing at the time of such repeal or modification.

Item 13.  Financial Statements and Supplementary Data

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10.*

(i)	Report of Independent Registered Public Accounting Firm.

(ii)	Balance Sheet as of December 31, 2010.

(iii)	Statement of Operations for the period from inception (December 20, 2010) through December 31, 2010.

(iv)	Statement of Changes in Stockholders’ Equity (Deficit) for the period from inception (December 20, 2010) through December 31, 2010.

(v)	Statement of Cash Flows for the period from inception (December 20, 2010) through December 31, 2010.

(vi)	Notes to Financial Statements.

* The financial statements follow page 37 to this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants.

There are not and have not been any disagreements between the Company and its independent accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following page 37.

(b) Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation**
3.2	By-Laws**
4.1	Specimen Stock Certificate**
10.1	Amended and Restated Grid Note
23.1	Consents of Independent Registered Public Accounting Firm

** Incorporated by reference to the Company’s Registration Statement on Form 10, filed with the Commission on February 23, 2011.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLUEDATA CORPORATION

Date: April 8, 2011	By:	/s/ Kenneth Bloom
Kenneth Bloom, CEO and President

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation**
3.2	By-Laws**
4.1	Specimen Stock Certificate**
10.1	Amended and Restated Grid Note
23.1	Consents of Independent Registered Public Accounting

** Incorporated by reference to the Company’s Registration Statement on Form 10, filed with the Commission on February 23, 2011.

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE PERIOD DECEMBER 20, 2010 (DATE OF INCEPTION)
TO DECEMBER 31, 2010

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BLUEDATA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
BlueData Corporation

We have audited the accompanying balance sheet of BlueData Corporation development stage company) (the “Company”) as of December 31, 2010, and the related statements of operations, changes in stockholders' deficiency and cash flows for the period from December 20, 2010 (date of inception) through December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlueData Corporation as of December 31, 2010, and the results of its operations and its cash flows for the period December 20, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company's accumulated deficit and lack of capital raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Friedman LLP
April 8, 2011 except for Note 6, as to
which the date is April 8, 2011

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

DECEMBER 31, 2010

ASSETS
Current assets
Cash	$500
$500

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable	$4,383
Accrued expenses	17,856
Note payable - officers	24,761
Total current liabilities	47,000

Stockholders' deficiency
Preferred stock, par value $0.001 per share, 20,000,000 shares authorized, and 0 shares issued and outstanding	-
Common stock, par value $0.001 per share, 80,000,000 shares authorized, and 1,000,000 shares issued and outstanding	1,000
Deficit accumulated during development stage	(47,500)
(46,500)
$500

See notes to financial statements.

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE PERIOD DECEMBER 20, 2010 (DATE OF INCEPTION)
TO DECEMBER 31, 2010

Operating expenses
Start-up Cost	$40,000
General and administrative	7,500

Net loss	$(47,500)

Net loss per share - basic and diluted	$(0.05)

Weighted average common shares outstanding - basic and diluted	1,000,000

See notes to financial statements.

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY

FOR THE PERIOD DECEMBER 20, 2010 (DATE OF INCEPTION)
TO DECEMBER 31, 2010

			Deficit
			Accumulated
	Common Stock		During Development
	Shares	Amount	Stage	Total
Balance at December 20, 2010 (date of inception)	-	$-	$-	$-

Common stock issued	1,000,000	1,000	-	1,000

Net loss	-	-	(47,500)	(47,500)
Balance at December 31, 2010	1,000,000	$1,000	$(47,500)	$(46,500)

See notes to financial statements.

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD DECEMBER 20, 2010 (DATE OF INCEPTION)
TO DECEMBER 31, 2010

Cash flows from operating activities
Net loss	$(47,500)
Changes in assets and liabilities
Accounts payable and accrued expenses	22,239
Net cash used in operating activities	(25,261)

Cash flows from financing activities
Proceeds of note payable - officers	24,761
Common stock issued	1,000
Net cash provided by financing activities	25,761

Net increase in cash	500
Cash, beginning of year	-
Cash, end of year	$500

See notes to financial statements.

BLUEDATA CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
BlueData Corporation (the “Company”) was incorporated under the laws of the state of Delaware on December 20, 2010.  The Company elected its fiscal year ending on December 31.  The Company is a development stage company that has not engaged in any business operations.   The Company is currently in the development stage as defined in the Accounting Standards Codification 915, Development Stage Entities.  All activities of the Company to date relate to its organization, initial funding and share issuances.

The Company was organized to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination with an operating or development stage business which desires to utilize the Company’s status as a reporting company under the Exchange Act.

Use of Estimates
Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from these estimates.

Start-up Cost
The Company accounts for start-up costs pursuant to the provisions of the Accounting Standard Codification 720-15.  Accounting for start-up costs require all costs incurred in connection with the start-up and organization of the Company be expensed as incurred.

Income Taxes
The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities.  As a result of the initial year’s incurred loss the deferred tax asset has been fully reserved.

Subsequent Events
These financial statements were approved by management and available for issuance on April 8, 2011.  Management has evaluated subsequent events through this date.

2 - GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the period December 20, 2010 (date of inception) to December 31, 2010, and has an accumulated deficit of $47,500 as of December 31, 2010.  The Company has relied upon cash from its officers to fund its ongoing operations to date, and expects to continue to do so, as it has yet to generate cash from its operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern until it completes its financing activities. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3 - RELATED PARTY TRANSACTIONS

During the period from December 20, 2010 (inception) through December 31, 2010, the Company incurred start-up costs totaling $40,000. Of these amounts $24,761 has been paid by the officers of the Company and is included in note payable - officers.

4 - NOTE PAYABLE - OFFICERS

On January 11, 2011, the Company entered into a Demand Grid Promissory Note Agreement with the officers of the Company for up to $100,000.  This note is for payment of advances made by the officers for expenses of the Company.  Advances that were made by the officers on December 31, 2010 amounted to $24.761.  The note is on the earlier of the date immediately following demand by the officers, or December 31, 2015.  Payment includes principal plus interest at a fixed-rate of 5%.

See footnote 6 “Events Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm,” for additional information.

5 - STOCKHOLDERS’ DEFICIENCY

In connection with its inception, the Company issued 1,000,000 shares in exchange for payment of expenses equal to the par value of the Company’s stock.

6-  EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 6, 2011, the Company entered into an Amended and Restated Grid Note with the officers of the Company which increased the borrowings from up to $100,000 to up to $250,000.  The maturity date of the note was also amended to June 30, 2012.  Payment on the Amended and Restated Grid Note includes interest payable annually (on each anniversary of the date of the issuance of the note) at a fixed rate of 5% with a balloon principal payment due at maturity along with any accrued unpaid interest.